Exhibit 6.1

INDEPENDENT CONSULTING AGREEMENT

THIS AGREEMENT made as of the 01st day of June 2019 (the “Effective Date”).

BETWEEN:

QUARA DEVICES INC., a corporation incorporated under the laws of the State of Wyoming. (the “Company”)

AND:

Caballarius Global Holdings Inc.., having its business office at 140 Arlayne Road, Kaleden, BC, V0H 1K0 (the “Consultant”)

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

1.	Principal. The “Principal” of the Consultant is Rod Reum.

2.	Services. The Company agrees to engage the Consultant to provide services to the Company, including but not limited to those services described in Schedule A attached hereto (the “Services”), as required by the Company from time to time, and to appoint the Principal as the Executive Chairman of the Company.

3.	Representations and Warranties. The Consultant represents and warrants that:

(a)	The Consultant has the required qualifications, skills and experience to perform the Services;

(b)	The Consultant will only engage the services of Rod Reum to perform the Services on behalf of the Consultant.

(c)	the Consultant will comply with all applicable laws and regulations in the course of providing the Services; and

(d)	the Consultant will not, by carrying out the Services, be in a position of conflict of interest with the Company or with any third party, and will not provide services to any other person during the term of this agreement which may create such a conflict of interest, provided however that if the Consultant can foresee a conflict of interest he/she may proceed with the conflicted relationship with the prior agreement of the Board of Directors of the Company.

4.	Term. This Agreement shall take effect as of the Effective Date and shall continue in effect for a term of one (1) year (Initial Term) thereafter automatically renewing on the anniversary of the Effective date for successive one-year terms (Continuing Term), unless and until terminated pursuant to clause 15 hereof.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

5.	Relationship of Parties. The Consultant shall provide the Services to the Company on a non- exclusive basis and the Consultant shall be free to provide its services to third-parties during the Term, provided however that the Consultant shall not provide such services to third parties in such a way that is inconsistent with any provisions hereof, or that so occupy the Consultant’s time and efforts as to impair or diminish the quality, professionalism or performance of the Services provided to the Company hereunder. It is expressly agreed, represented and understood that the parties have entered into an arms’ length independent contract for the rendering of the Services and that the Consultant is not an employee of the Company.

6.	Fees for Services. In exchange for the Services, the Company shall pay to the Consultant fees based upon the following:

(a)	For the Initial Term, a monthly fee of $16,000 will be paid. The initial term fees will be accrued and not paid until 15 days after Quara completes a financing, conducted after the effective date, of not less than $2,500,000.

(b)	a one-time signing bonus of two times the Initial Term monthly fee on such date as the initial term monthly fees are first paid.

(c)	For the Continuing Term, a monthly fee to be agreed upon by the parties prior to the commencement of the Continuing Term but in no case less than the Initial Term monthly fees;

(d)	The Consultant will be eligible to participate in any future bonus or benefit programs commensurate with the senior officer position.

(e)	Should the Company’s shares at any time become a reporting entity on any recognized public exchange or qualified by the SEC under Regulation A pursuant to the United States JOBS Act during the term the fees for services set out in paragraph 6(a) shall increase to $20,000 per month.

7.	Stock Option Offer. In addition to the fees mentioned under clause 5, and as further consideration for the Consultant agreeing to enter into this Agreement, the Company will, at such time as the Company has completed a Founders and Seed round, grant to the Consultant’s principal Rod Reum, 150,000 incentive stock options of the Company exercisable into shares of the Company at $0.25 per share for a period of 10 years and, 150,000 incentive stock options of the Company exercisable into shares of the Company at $2.50 per share for a period of 10 years all in accordance with the terms of a stock option agreement to be entered into between the parties. Stock Options will vest as per the stock option agreement.

8.	Reporting. The Consultant will report to the Board of Directors of the Company or other designated nominee. The Consultant will be based in Kaleden, BC but agrees that it will make such visits to the Company’s offices and labs wherever they are located, third party facilities, conferences or elsewhere, periodically throughout the year when required upon reasonable notice by the Company.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

9.	Expenses. The Company will reimburse the Consultant for reasonable expenses incurred in the performance of the Services, including specific equipment required by the Consultant while traveling such as laptop, mobile phone and appropriate plan after the Consultant submits an expense report with appropriate supporting documentation. Any such equipment shall remain the property of the Consultant at the termination of this agreement. Any data, information or Company provided software shall remain the property of the Company. The Company recognizes that it receives value from the Consultants Principal’s professional status and will reimburse the Consultant for the Principal’s reasonable cost to maintain his/her professional designations.

10.	Policies and Rules. The Consultant must comply with all applicable laws, regulations, policies, and rules implemented or amended by the Company, from time to time, which are brought to the Consultant’s notice or of which the Consultant should reasonably be aware.

11.	Indemnity. The Company shall indemnify and save harmless the Consultant, its officers, directors, consultants and agents (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from:

(a)	any and all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which any of the Indemnified Parties may suffer as a result of the negligence, willful misconduct or the default of the Company, the Directors, Officers and Employees of the Company; and

(b)	any and all costs, charges, legal fees and expenses reasonably incurred by the Consultant in connection with defending any civil, criminal, statutory or administrative action, proceeding or other remedy with respect to any such alleged liability.

(c)	The Company shall ensure that Directors and Officers insurance, Entity Indemnification and Entity Securities Liability is maintained and that the Consultants Principal is an insured person. In the event that the Company cannot obtain Directors and Officers Liability insurance, the Company agrees to pay any and all legal fees as a result of any legal action brought for alleged wrongful acts of the Principal in her capacity as an officer.

(d)	This indemnification will survive the termination of this Agreement.

12.	Intellectual Property and Confidential Information

12.1	Intellectual Property. The term “Intellectual Property” shall mean any and all confidential and/or proprietary knowledge, data, or information of Company. “Intellectual Property” includes, but is not limited to, (a) trade secrets, inventions, mask works, ideas, processes, formulae, source and object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and customers (including customer lists); (c) information regarding the skills and compensation of other Consultants of the Company; and (d) sales and marketing techniques or procedures, operations, potential acquisitions, new location plans, perspective and executed contracts and other business relationships or arrangements. Notwithstanding the foregoing, it is understood that at all such times Consultant is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, or which results from Consultant’s own, skill, knowledge, know-how, and experience to whatever extent and in whichever way it wishes subject to the other terms and conditions of this Agreement.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

12.2	Confidentiality. Consultant acknowledges and understands that the Company has exerted great efforts and expense to develop its Intellectual Property as defined above and that such Intellectual Property is very difficult to protect and is extremely valuable to the Company. In order to protect the Company’s very valuable Intellectual Property, Consultant agrees not to, at any time during or after its engagement with the Company, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatever any Intellectual Property of the Company. While engaged as a consultant of the Company, Consultant may only use Intellectual Property concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of its duties as an Consultant of the Company, and Consultant may not make use of any Intellectual Property of the Company after it is no longer an Consultant of Company. Consultant agrees to the above without regard to whether all of the above matters will be deemed confidential, material or important, it being stipulated by the parties that all Intellectual Property, whether written or otherwise, is presumed to be important, material and confidential information of Company for purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Consultant agrees that all of the Intellectual Property is owned exclusively by Company and shall at all times be kept confidential. Consultant further agrees that it will, upon termination of its engagement with Company, return to Company all books, records, lists and other written, typed or printed materials, or any other materials or information kept on any media whatsoever of or related to the Company, whether furnished by the Company or prepared by Consultant, which contain any Intellectual Property, and Consultant agrees that it will neither make nor retain any copies of such materials after termination of engagement. For purposes of this paragraph, references to the business or information of or relating to the Company shall include the information or business of any subsidiary or affiliate of Company.

12.3	Third Party Information: Consultant understands that the Company has received and, in the future will receive from third parties confidential or Intellectual Property of their own (“Third Party Information”), subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of its engagement and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company Personnel who need to know such information in connection with their work for the Company) or use, except in connection with its work for the Company, Third Party Information unless expressly authorized in writing.

12.4	Use of Information of Prior Companies or Others: Consultant will not improperly use or disclose any confidential information or trade secrets, if any, of any former company or any other person to whom it has an obligation of confidentiality and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former company or any other person to whom it has an obligation of confidentiality unless consented to in writing by that former company or person. Consultant will use in the performance of its duties only information which is generally known and used by persons with training and experience comparable to its own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

13.	Non-Competition, Non-Solicitation, Non-Disparagement

13.1	Non-Competition. During the Term and for a period of one (1) year after termination of this Agreement, the Consultant agrees that it will not, directly or indirectly, as an individual, as a member, employee, or agent of a firm, as a shareholder, director, officer, consultant or agent of a corporation, or as part of any other organization or group, participate in, assist, engage in, advise or consult for, lend money to, guarantee the debts or obligations of, permit its name to be used by, or be in any way connected with a business which competes in any way with the intellectual property (the “Non Competition”). Non-Competition is limited to business activities surrounding the research, the commercial application of research, licensing of intellectual property and commercialization of proprietary technology related to fluorescent resonance energy transfer-based sensors. This non-compete is not intended to prevent the Consultant from continued participation in building brands and serving as an advisor to business entities within the US or international industries. The Consultant agrees to abide by section 2 (d) herein to ensure transparency with CEO of the Company and inform the Company of all adjacent consulting or Board engagements within related industries to ensure activities by the consultant are not misunderstood to be in competition with the essence of the Company as noted herein. Further, the Consultant agrees that should he(she) become a director of the Company he will abide by all fiduciary duties expected of a director including recusing himself from director votes if he is in a conflict as a result of his other consulting arrangements with other companies.

13.2	Non-Solicitation. During the Term and for a period of one (1) year after termination of this Agreement, the Consultant will not, directly or indirectly:

(a)	persuade or induce any customer of Company to patronize any other business similar in nature to all or part of Company’s business or the business of an Affiliate or which competes in any way with the business of Company or an Affiliate; and

(b)	request or advise any customer of Company or an Affiliate to withdraw, curtail or cancel such customer’s business with Company or an Affiliate.

13.3	Mutual Non-Disparagement Neither the Company, its officers or directors, the Consultant nor the Principal shall publish or communicate disparaging or derogatory statements or opinions about the Company, its officers or directors, the Consultant or the Principal including, but not limited to, disparaging or derogatory statements or opinions about the Company’s or Consultants ownership, management, products or services, to any third party; provided, however, that it shall not be a breach of this Agreement for the Company or Consultant or Principal to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on reasonable belief and are not made in bad faith.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

14.	Recourse on Breach. The Company acknowledges that damages would be an insufficient remedy for a breach of this agreement and understands that the Consultant may apply to a court for injunctive relief to restrain the Company’s breach, or threatened breach, of this Agreement in addition to damages arising from the breach or threatened breach.

15.	Termination. Upon execution of this Agreement the Initial Term of this agreement is non- cancellable by the Company. The Continuing Term of this Agreement may be terminated at any time by the Company upon provision of 60 days written notice to Consultant of its intention to terminate The Term of this Agreement may be terminated at any time by the Consultant upon provision of 60 days written notice to the Company of its intention to terminate. Upon receipt of such written notice, the Consultant shall perform only those Services necessary to complete any Services requested by the Company up to and including the date of receipt of such written notice. Company may only provide notices to terminate Consultant when the Companies obligations to the Consultant set forth in clause 6 and 9 are paid in full.

16.	Independent Legal Advice. The Consultant agrees that it has had independent legal advice or the opportunity to receive same in connection with the execution of this agreement and has read this agreement in its entirety understands its contents and is signing this agreement freely and voluntarily without duress or undue influence from any party.

17.	Currency. All monies which are referred to in this Agreement are, unless expressly stated otherwise, expressed in lawful money of the United States of America.

18.	Entire Agreement. This agreement supersedes all prior agreements, whether written or oral, express or implied, between the parties, and constitutes the entire agreement between the parties.

19.	Assignment. The Company may assign this agreement. The Consultant may only assign this Agreement with the written consent of the Company.

20.	Enurement. This Agreement shall bind and enure to the benefit of the Company’s successors and assigns, and the Consultant’s successors and permitted assigns.

21.	Amendment and Waiver. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties.

22.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision and any invalid provision will be severable from this agreement.

23.	Governing Law. This Agreement is governed by and is to be considered, interpreted and enforced in accordance with the laws of the State if Colorado USA and applicable Federal laws. The Consultant hereby attorns to the non-exclusive jurisdiction of the courts of Wyoming, USA.

24.	Headings. All headings in this agreement are for convenience only and shall not be used for the interpretation of this agreement.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

25.	Confidentiality of Agreement. The terms of this agreement are confidential and neither the Consultant nor the Company may disclose its terms without the written consent of the other party with the exception of disclosure to legal or financial advisors, and disclosure required by the law.

26.	Counterparts. This Agreement may be executed by manual signatures or through the use of electronic signatures, and in as many counterparts as may be necessary, and each of which so signed shall be deemed to be an original and provided that all of the parties hereto have executed a counterpart, such counterparts together shall constitute one and the same Agreement. Such executed copy may be transmitted by pdf attachment to an email, via an electronic signing platform such as DocuSign, facsimile or other electronic method of transmission, and the reproduction of signatures by any such method before mentioned will be treated as binding as if originals.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Consulting Agreement.

QUARA DEVICES INC.

By:	/s/ Nicolette Keith	/s/ Rod Reum
	Nicolette Keith, CFO	Rod Reum

Caballarius Global Holdings Inc.

By:	/s/ Rod Reum
Rod Reum

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

SERVICES DESCRIPTION

Job Title: Executive Chairman of Quara Devices Inc.	Location: Based at Home (currently Kaleden, BC)
Department: Business Team	Reports to: Board of Directors of the Company
Revision Date: June 2019	Fair Labor Standards Act (FLSA): Exempt

Position Overview

This position is a senior business officer for the Company and is specifically responsible for Quara Devices Inc. and the Divisions of the Company. The position reports to the Board of Directors of the Company

Responsibilities

Responsibilities are all those required of the Executive Chairman of a startup biotech company and as requested by the Board of Directors including but not limited to:

●	Direct the implementation of business strategy, plans, policies and objectives as established by the board of directors.
●	Oversee the creation of annual operating plans that support strategic directions set by the board and correlate with annual operating budgets.
●	Collaborates with the board to define and articulate the organization’s vision and to develop strategies for achieving that vision.
●	Develop and monitor strategies for ensuring the long-term financial viability of the organization.
●	To represent the Company at the highest level.
●	In conjunction with the Officers of the Company oversee the operations of organization and manage its compliance with legal and regulatory requirements.
●	In conjunction with the Officers of the Company oversee the design of performance incentive programs for staff & management.
●	In conjunction with the Officers of the Company oversee the evaluation of effectiveness of performance incentive programs.
●	Assist the CEO and CFO in corporate negotiations.
●	Confer with company officers to plan business objectives, to develop organizational policies to coordinate functions and operations between subsidiaries and departments.
●	Establish responsibilities and procedures for attaining objectives.
●	Review activity reports to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.
●	Plan and develop industrial, labor, and public relations policies designed to improve the Company’s image and relations with customers, employees, stockholders, regulators and the public.
●	Evaluate performance of executives for compliance with established policies and objectives of the Company and contributions in attaining objectives.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

●	Confer with company officers on strategy for and liaison with stock market, business press and business analyst’s community.
●	In conjunction with the CEO and CFO, responsible for company insurance, import/export administration, licensing, contracts and agreements, legal areas and activities, corporate level negotiations (eg premises, plant, trading, acquisitions and divestments, disposals), major supplier/customer/partner relationships, regulatory bodies relationships and strategies, approvals and accreditations.

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.